UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 19, 2015

Cooper Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04329	344297750
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 Lima Avenue, Findlay, Ohio		45840
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	419-423-1321

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on January 30, 2015, Cooper Tire & Rubber Company (the "Company") appointed Bradley E. Hughes as the Company’s Senior Vice President and Chief Operating Officer (Principal Operating Officer), effective immediately. On February 19, 2015, the Compensation Committee of the Board of Directors (the "Board") of the Company approved the following changes to Mr. Hughes’ compensation effective February 1, 2015 in connection with this appointment: a base salary of $565,000 per year; the opportunity to earn an annual cash bonus at a target of 90% of base salary pursuant to the Company’s Annual Incentive Plan; and the opportunity to participate in the Company’s current three-year Long-Term Incentive Plan, with a target of 200% of base salary.

On February 20, 2015, Richard L. Wambold, a member of the Board, informed the Board of his intention to retire as a director of the Company at the end of his current term and not stand for re-election at the Company's 2015 Annual Meeting of Stockholders. Mr. Wambold has served as a director of the Company since 2003. Mr. Wambold’s decision not to stand for re-election was based on personal reasons and not the result of any disagreement with the Company.

On February 20, 2015, the Board appointed Mark A. Young, age 38, to serve as Director of External Reporting and the Company's principal accounting officer effective as of February 20, 2015. Since joining the Company in July 2010, Mr. Young has served as Manager of Financial Accounting. Prior to joining the Company, Mr. Young worked for Ernst & Young LLP, an international accounting firm, for 11 years where he was Senior Manager for the two years prior to his departure. He will hold his offices until a successor is selected and qualified. Mr. Young replaces Robert W. Huber who resigned as principal accounting officer on February 20, 2015 in conjunction with his retirement from the Company on February 27, 2015, following a thirty year career with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY

By:	/s/ Jack Jay McCracken
Jack Jay McCracken
Assistant General Counsel and Assistant Secretary

Date: February 24, 2015